Exhibit (g)(8)


CONTACT: Delta Air Lines                             COMAIR
         Corporate Communications                    Corporate Communications
         404-715-2554                                606-767-1500

                 DELTA AIR LINES AND COMAIR ANNOUNCE AGREEMENT-
                 IN-PRINCIPLE TO SETTLE SHAREHOLDER LITIGATION,
                      AMENDMENT TO ACQUISITION AGREEMENT,
               AND EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD

     ATLANTA, November 11,1999 - Delta Air Lines, Inc. (NYSE: DAL) and COMAIR Holdings, Inc. (NASDAQ: COMR), parent company of COMAIR, Inc. (COMAIR), today announced that they have entered into an agreement-in-principle to settle litigation commenced by certain COMAIR shareholders with respect to the proposed acquisition of COMAIR by Delta.

     Delta and COMAIR also announced that in connection with the agreement-in-principle, they have amended their Acquisition Agreement to eliminate the $50 million termination fee that otherwise would have been payable to Delta if the Acquisition Agreement were to be terminated as a result of COMAIR's receiving and accepting a superior offer for its shares or in certain other circumstances.

     Delta and COMAIR said they entered into the agreement-in-principle to avoid the burden, expense and distraction of further litigation.



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                                     - 2 -

     Both the memorandum of understanding setting forth the terms of the agreement-in-principle and the amendment to the Acquisition Agreement will be filed with the Securities and Exchange Commission as exhibits to amendments to Delta's Tender Offer Statement on Schedule 14D-1 and COMAIR's
Solicitation/Recommendation Statement on Schedule 14D-9.

     Delta and COMAIR also announced that the waiting period applicable to Delta's proposed acquisition of COMAIR under the Hart-Scott-Rodino Antitrust Improvements Act expired on November 10, 1999.

     As previously announced, the offer and withdrawal rights under Delta's tender offer for all outstanding shares of common stock of COMAIR Holdings will expire at 12:00 midnight, New York City time, on November 19, 1999, unless the offer is extended.

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